STATE OF NEW JERSEY
                                                    BOARD OF PUBLIC UTILITIES



IN THE MATTER OF THE PETITION OF PUBLIC SERVICE  )               PETITION
ELECTRIC AND GAS COMPANY FOR A BONDABLE STRANDED )
COST RATE ORDER IN ACCORDANCE WITH CHAPTER 23 OF )    DOCKET NO.: E______
THE LAWS OF 1999, TO AUTHORIZE THE IMPOSITION OF )
A NONBYPASSABLE TRANSITION BOND CHARGE, THE      )
ISSUANCE AND SALE OF $2.525 BILLION AGGREGATE    )
PRINCIPAL AMOUNT OF TRANSITION BONDS BY A        )
FINANCING ENTITY TO RECOVER PETITIONER'S         )
BONDABLE STRANDED COSTS, AND THE APPLICATION OF  )
TRANSITION BOND PROCEEDS TO RETIRE OUTSTANDING   )
DEBT, EQUITY OR BOTH, AND TO APPROVE THE FORMULA )
FOR THE CALCULATION AND ADJUSTMENT OF THE        )
TRANSITION BOND CHARGE AND MARKET TRANSITION     )
CHARGE-TAX RELATED THERETO.                      )


       Public Service Electric and Gas Company ("Petitioner"), a New Jersey corporation organized under the provisions of Chapter 185 of the Laws of 1896, as amended and supplemented, with its principal office at 80 Park Plaza, Newark, New Jersey, respectfully shows that:

       1. Petitioner is a public utility engaged in the electric and gas business, subject to the jurisdiction of your Honorable Board.

       2. Petitioner in BPU Docket Nos. EO97070461, EO97070462 and EO97070463 and OAL Docket Nos. PUC-7348-97N and PUC-7347-97N, and herein (pursuant to the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999, which is herein called the "Act") requests authority to recover, and to securitize (in the "Transition Bond Transaction") Petitioner's bondable stranded costs (as defined in the Act), to impose a transition bond charge (as defined in the Act ), and the sale of the right to receive such charge to an approved financing entity. Petitioner also requests approval of the formula for the calculation and adjustment of the transition bond charge and the market transition charge-tax related thereto.

3.     STATUTORY AND REGULATORY OVERVIEW

       On February 9, 1999, Governor Whitman signed the Act into law as a comprehensive restructuring law for the electric power and gas industries, which Act authorizes electric public utilities to securitize bondable stranded costs through the issuance of transition bonds to provide savings to ratepayers. Terms defined in the Act (and not specifically defined herein consistently with the Act) are used herein as defined in the Act.

       For purposes of recovering a portion of the stranded costs deemed eligible for rate recovery by the Board in its final order to be issued (as summarized in a Summary Order issued April 21, 1999) (the "Recovery Order") consistent with the provisions of Section 13 of the Act, together with other bondable stranded costs described in the Act, and to allow Petitioner to comply with the rate reduction requirements determined by the Board to be necessary and appropriate consistent with the provisions of Sections 4 and 13 of the Act, Petitioner is hereby requesting the Board to issue an irrevocable bondable stranded costs rate order (a "Financing Order"). The Financing Order will provide, among other things, for the imposition of a nonbypassable transition bond charge, as provided in Section 18 of the Act, and the right to receive such charge (the "Transition Bond Charge") by another entity approved by the Board as described below. Petitioner is further requesting the Board to authorize under such Financing Order the issuance of transition bonds (the "Transition Bonds") by a financing entity to recover such bondable stranded costs. The net proceeds of the Transition Bonds will be used by or on behalf of Petitioner solely for the purposes of reducing the amount of its otherwise recovery-eligible stranded costs through the retirement of debt or equity, or both, of Petitioner.

       As provided in the Recovery Order, the Petitioner is directed to impose a market transition charge (the "MTC-Tax") to recover federal income and State Corporate Business Taxes associated with the collection of the Transition Bond Charge until the related Bondable Stranded Costs have been paid in full, and to adjust the MTC-Tax in the same manner and at the same time as the Transition Bond Charge is adjusted as described in this petition.

       The entire amount of cost savings achieved as a result of the issuance of the Transition Bonds shall be passed on to customers in the form of reduced rates for electricity as described in this Petition.

4.     TRANSITION BOND TRANSACTION

       A.  PROPOSED STRUCTURE

       A general description of the Transition Bond Transaction structure follows. The proposed structure is subject to modification depending upon the requirements of tax authorities, input from underwriters in connection with the marketing of the Transition Bonds and negotiations with nationally recognized statistical rating organizations (the "rating agencies") selected by Petitioner to assign credit ratings to the Transition Bonds. The proposed structure is intended to minimize debt service costs and maximize ratepayer savings by obtaining the best possible rating for the Transition Bonds as asset backed securities. The final structure of the transaction, pricing and terms of the Transition Bonds will be determined by Petitioner at the time Transition Bonds are priced and approved by a designee (the "Designee") of the Board as provided in the Act and herein.

       Pursuant to the Recovery Order, the Board has approved the recovery by the Petitioner of $2.400 billion of the Petitioner's bondable stranded costs (plus transaction costs aggregating $125 million) through the issuance of Transition Bonds. The Board has also determined that the taxes related to securitization, which reflect the grossed up revenue requirement number associated with the $2.400 billion in net of tax stranded costs being securitized plus transaction costs (i.e., the "Tax Component") are legitimate recoverable stranded costs to be recovered through the MTC-Tax approved in the Recovery Order. The Petitioner requests in this Petition the authority to recover related bondable stranded costs including (1) the costs, estimated at $100 million, to retire the Petitioner's existing debt or equity, or both, with the proceeds of the Transition Bonds ("Capital Reduction Costs"); (2) the costs, estimated at $25 million, incurred to issue Transition Bonds (the "Upfront Transaction Costs"), and (3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing, overcollateralizing, and hedging the Transition Bonds, as more fully described herein (such costs in clause (3) are herein called the "Ongoing Transition Bond Costs" and all such bondable stranded costs, as more fully defined in the Act, the "Bondable Stranded Costs"). The Petitioner also requests approval of the formula for the calculation and adjustment of the Transition Bond Charge and MTC-Tax related thereto.

       Pursuant to the proposed Financing Order, Petitioner requests authority to recover from the proceeds of the Transition Bonds, up to $2.525 billion of its Bondable Stranded Costs, including its Capital Reduction Costs and Upfront Transaction Costs. The remaining Bondable Stranded Costs, being the Ongoing Transition Bond Costs, will be recovered through the assessment and collection of the Transition Bond Charge. The Transition Bond Charge will be a separate, nonbypassable charge assessed and collected from all customers of Petitioner and/or any successor distribution company within Petitioner's existing service territory as of the date of this Petition, except as provided in Section 28 of the Act.

       The principal asset to be used to support Transition Bonds is the Bondable Transition Property (defined below), a property right created under the Act, which includes the irrevocable right to charge and collect Transition Bond Charges and to obtain periodic adjustments of such Transition Bond Charges, and all revenues, collections, payments, money and proceeds thereof. Pursuant to Section 16 of the Act, the Financing Order and the Transition Bond Charges are irrevocable upon the Financing Order becoming effective under the Act, and the Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity, nor can it be impaired by the State of New Jersey, as pledged in Section 17 of the Act.

       Petitioner will form at least one non-utility, special-purpose bankruptcy-remote entity (each and collectively, the "SPE"), wholly owned by Petitioner, and will provide the capitalization for such SPE. Petitioner will sell the Bondable Transition Property directly or through an assignee (as defined in the Act) to the SPE in a transaction which, under Section 23 of the Act, will be a legal true sale and absolute transfer to the SPE. The SPE will constitute a financing entity for purposes of the Act.

       To raise the funds to pay the purchase price of the Bondable Transition Property to Petitioner, the SPE will issue and sell Transition Bonds. The SPE will issue and sell the Transition Bonds in a negotiated, fully underwritten public offering as asset-backed securities ("ABS"). All prior securitizations of utility stranded costs in other jurisdictions have been structured as ABS and sold on a negotiated basis. The expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Indeed, in other states where, unlike New Jersey, competitive bidding requirements exist, such as Massachusetts, competitive bidding of stranded cost securitization transactions has been waived or are not required to access the ABS market. Petitioner believes that a negotiated sale will assure that the Transition Bonds will receive the highest possible rating and will obtain the lowest possible interest and transaction costs, ensuring compliance with the requirements of Section 14(b)(4) of the Act that Petitioner's customers will pay the lowest transition bond charges consistent with market conditions at time of pricing.

       All of the assets of the SPE, including, without limitation, the Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to secure Transition Bonds. The Other SPE Collateral will include, without limitation: (1) the rights of the SPE under the Transition Bond transaction documents, including the purchase agreement by which each SPE acquires the Bondable Transition Property; (2) a servicing agreement by which Petitioner or any successor Servicer acts as servicer of the Bondable Transition Property;
(3) an administration agreement by which the SPE will be administered; (4) various trust accounts of the SPE into which the proceeds of Transition Bond Charges, together with the pledged funds of the SPE, will be deposited; (5) any investment earnings on amounts held by the Bond Trustee; and (6) the equity capital of the SPE.

       While the Board is requested to approve Transition Bonds with scheduled amortizations not exceeding 15 years at issuance in accordance with Section 14 of the Act, it is also requested to approve final legal maturities up to 17 years in order to minimize overcollateralization requirements and enhance the prospects of securing the highest possible credit rating for the Transition Bonds. These objectives should result in lower interest costs, and thus savings to ratepayers.

       Pursuant to the Recovery Order, the duration of the MTC-Tax has been authorized to be identical to the duration of the Transition Bond Charge in order that Petitioner may achieve mandated rate reductions ordered therein by the Board.

       The following schematic illustrates the proposed transaction.


                           PARTIES TO TRANSACTION


                              [GRAPH OMITTED]



       B.   RECOVERY OF UPFRONT TRANSACTION COSTS

       In order to issue Transition Bonds and to achieve net savings for the benefit of its customers, Petitioner will incur Upfront Transaction Costs related to the issuance of Transition Bonds. Based on the current estimated initial offering of $2.525 billion of Transition Bonds, Petitioner estimates that such amount will include Upfront Transaction Costs of approximately $25 million which may vary, in part, based on the factors described below. Upfront Transaction Costs of issuing Transition Bonds will include, among other items, the underwriting spread, rating agency fees, accounting fees, Securities and Exchange Commission registration fees, printing and marketing expenses, trustees' fees, legal fees, the servicing set-up fee and the administrative cost of forming the SPE.

       The Petitioner requests authority to recover the Upfront Transaction Costs from the proceeds of the sale of the Transition Bond and to include such costs as Bondable Stranded Costs, the right to recover such amounts to constitute a portion of the Bondable Transition Property. To the extent prior payment is required, such costs will be paid by Petitioner and reimbursed from the proceeds of the Transition Bonds.

       C.   RECOVERY OF CAPITAL REDUCTION COSTS

       Pursuant to the Recovery Order, Petitioner requests recovery of the costs, estimated at $100 million, of retiring Petitioner's debt and/or equity capital, including any accrued interest, premium and other fees, costs and charges relating thereto out of the proceeds of the sale of the Bondable Transition Property and to include such costs as Bondable Stranded Costs, the right to recover such amounts to constitute a portion of the Bondable Transition Property.

       D.   ONGOING TRANSITION BOND COSTS

       Pursuant to the Recovery Order, Petitioner requests recovery of the Ongoing Transition Bond Costs through the Transition Bond Charge. The primary Ongoing Transition Bond Costs are the principal and interest on the Transition Bonds. Other Ongoing Transition Bond Costs include principally the servicing fee (the "Servicing Fee") paid to Petitioner, as the Servicer (as defined below) and the ongoing cost of credit enhancement and overcollateralization.

       It is anticipated that there will be a small amount of additional Ongoing Transition Bond Costs associated with the Transition Bond Transaction, such as an administration fee, legal and accounting fees, directors or managers fees, rating agency fees, trustee fees and other costs of operating the SPE. These costs will be Bondable Stranded Costs and will be recovered through the Transition Bond Charge in accordance with
Section 3 of the Act, and the right to recover these costs as Bondable Stranded Costs will be a portion of the Bondable Transition Property.

       E.   APPROVAL OF FINAL TERMS AND CONDITIONS: TRANSITION BOND
            TRANSACTION

       Upon the pricing of the Transition Bonds, the Board's Designee under Sections 14 and 15 of the Act will file with the Board a certificate to the effect that the structure and pricing of the Transition Bonds assures that Petitioner's customers pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order, and approving the terms and conditions of the Transition Bonds, including scheduled amortization up to 15 years and legal maturities of up to 17 years, as required to obtain the highest possible credit ratings. Payments on the Transition Bonds will be semiannual or quarterly, depending upon input from rating agencies, tax considerations and market conditions at the time of the pricing of Transition Bonds. Debt service on the Transition Bonds will be scheduled upon issuance so that the sum, for each annual period, of the Period Payment Requirement (as defined below) and the associated MTC-Tax collections will be substantially equal. One or more classes of the Transition Bonds may be issued as variable rate instruments which are fixed or capped through the execution of an interest rate exchange agreement, an interest rate cap agreement or similar hedge arrangement (collectively, a "hedging arrangement") if the Petitioner shall determine that such a hedging arrangement is expected to result in a lower interest cost on such classes of bonds or on all classes of an issue taken as a whole, and such hedging arrangement is approved by the Designee. Any counterparty to a hedging agreement must have a credit rating consistent with achieving the highest possible ratings on the Transition Bonds. So long as the structure, pricing, terms and conditions meet such parameters, Petitioner will be authorized under the Financing Order to undertake the Transition Bond Transaction.

       Not later than five business days after the issuance and sale of the Transition Bonds, Petitioner will be required to confirm to the Board, in an "Issuance Advice Letter", the actual interest rates on the Transition Bonds, the expected principal amortization schedule (the "expected amortization schedule") and the initial Transition Bond Charge and MTC-Tax, which will be calculated using the formula described in Exhibit A. The Issuance Advice Letter will also include a calculation of present value savings to customers using the methodology employed in Exhibit B applied to the actual structure and terms of the Transition Bonds. The initial Transition Bond Charge and MTC-Tax shall become effective immediately when the Issuance Advice Letter is filed, without further action by the Board.

       F.   TRANSITION BOND CHARGE

       Transition Bond Charges will be set by formula, from time to time, at a level intended to recover the sum of the Ongoing Transition Bond Costs, including without limitation, the principal of (in accordance with the expected amortization schedule approved by the Designee at the time of pricing of the Transition Bonds), and interest on, Transition Bonds authorized by the Board in the Financing Order, together with the costs of operating and administering the SPE, the costs of servicing the Transition Bonds, including servicing and trustee fees, expenses and indemnities, amounts required to fund or replenish the overcollateralization account in accordance with overcollateralization schedule approved at pricing of the Transition Bonds, the reimbursement of any amounts drawn from the capital account, and the ongoing expenses of any other credit enhancement or hedging agreement (the required periodic payment of all such amounts, including deficiencies on past due amounts for any reason, is herein called the "Periodic Payment Requirement" and the total of such requirements until paid in full, the "Total Payment Requirements").

       In Attachment A3 to Exhibit A, the Petitioner sets forth the formula by which it proposes to establish and adjust from time to time the Transition Bond Charge and the MTC-Tax. Transition Bond Charges and the MTC-Tax will be set and adjusted based on assumptions described in Attachment A3 and A3to Exhibit A, as those assumptions are adjusted from time to time, including but not limited to energy sales forecasts, customer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Periodic Payment Requirement and, with respect to the MTC-Tax, the applicable state and federal income tax rates in effect from time to time. In Attachment A2 to Exhibit A, Petitioner projected the initial Transition Bond Charge and MTC-Tax using the formula described in Attachment A3 to Exhibit A and assuming the Transition Bond Periodic Payment Requirements as shown in Attachment A1 to Exhibit A.

       Transition Bond Charges shall remain in effect until the SPE owner of the Bondable Transition Property has received Transition Bond Charges sufficient to discharge the Total Payment Requirements.

       Each customer's monthly bill will contain a line item which contains the combined then current Transition Bond Charge and MTC-Tax and will note in text or a footnote that a portion of such combined charge represents Bondable Transition Property being collected on behalf of an SPE as owner of Bondable Transition Property.

       G.   PERIODIC ADJUSTMENTS TO THE TRANSITION BOND CHARGE AND MTC-TAX

       The Board is required by Section 15 of the Act to make mandatory periodic adjustments (the "True-Up Mechanism") to the Transition Bond Charge upon petition of Petitioner, its assignee or financing entity, to ensure receipt of revenues sufficient to satisfy, on a timely basis, the Periodic Payment Requirement. Mandatory periodic adjustments must be made at least annually, and, as described earlier, using the formula described in Attachment A3 to Exhibit A. As Servicer, the Petitioner will be responsible for filing with the Board documentation for any necessary periodic adjustments. (Petitioner, as servicer under the Service Agreement and any successor to Petitioner as servicer are herein referred to as the "Servicer".) Although the Servicer expects to file for periodic adjustments annually, it is also requesting authorization to file for adjustments as often as quarterly as determined necessary for credit rating purposes. Each periodic adjustment shall become effective 30 days after filing thereof with the Board absent a determination by the Board of manifest error. Under
Section 15 of the Act, Petitioner, as initial Servicer, shall propose such adjustments in a filing with the Board at least 30 days in advance of the date upon which it is requested to be effective. The proposed adjustment shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding a manifest error, shall become final 60 days thereafter.

       As provided in the Recovery Order, the Petitioner shall be entitled to request and the Board shall approve mandatory periodic adjustments of the MTC-Tax authorized by the Board in the Recovery Order. The adjustment is to be made at least annually to reconcile the income tax recovered to the income taxes required to be paid on the taxable net revenue from the Transition Bond Charges. The reconciliation is to be made in the same manner as the True Up Mechanism for Transition Bond Charges in order to ensure receipt of revenues sufficient to assure recovery of the MTC-Tax. Upon petition of Petitioner, the MTC-Tax will be adjusted based upon assumptions described in Attachment A3 and A3 to Exhibit A to this Petition, as those assumptions are adjusted from time to time in accordance with such Attachment A3. No delay in the mandatory adjustment of the MTC-Tax will in any way adversely affect the mandatory periodic adjustment of the Transition Bond Charge described in the preceding paragraph.

       The Petitioner also requests that the Board grant the Petitioner authority to make "non-routine" adjustments. Non-routine filings for adjustments would be made to accommodate changes to the formula described in Attachment A3 to Exhibit A, if deemed appropriate by Petitioner to remedy a significant and recurring variance between actual and expected Transition Bond Charge collections. Any such filing would be required to be made at least 90 days prior to the proposed effective date, and would be subject to Board approval.

       H.   REMITTANCE OF TRANSITION BOND CHARGES

       The Servicer will remit, at least monthly, to the Transition Bond trustee ("Bond Trustee") the Transition Bond Charges, based on the collection methodology described in Exhibit C.

       The Servicer will receive the Transition Bond Charge collections daily and may, as authorized by Section 15 of the Act, commingle Transition Bond Charge collections with other customer payments until the remittance date to the Bond Trustee.

       Collections from each customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the Transition Bond Charges, to the MTC-Tax and to the Petitioner's other charges, pro rata, based on the proportions that the Transition Bond Charges, the MTC-Tax and the Petitioner's other charges bear to the total charges collected. Partial payments of Transition Bond Charges will be allocated to the owners of Bondable Transition Property, pro rata, based on the proportions that the Transition Bond Charge representing the Bondable Transition Property and any transition bond charges established pursuant to other subsequent financing orders bear to the total Transition Bond Charges collected.

       The Bond Trustee will retain Transition Bond Charge collections until it makes scheduled principal and interest payments and all servicing fees and ongoing expense payments to the appropriate parties. These distributions are expected to be made on a quarterly or semiannual basis. The Bond Trustee will hold all Transition Bond Charge collections received from the Petitioner between the remittance date and distribution date in a collection account. The Bond Trustee will invest the funds in the collection account in investment grade short-term securities that mature on or before the next distribution date.

       Investment income earned in the trust accounts held by the Bond Trustee may be used to satisfy currently scheduled interest and principal payments on the Transition Bonds and related expenses and to reimburse the SPE's equity and to satisfy scheduled overcollateralization amount. Investment income on the capital account not used currently for this purpose will be released to the SPE. Any earnings in excess of required amounts in such trust accounts (other than the capital account) will reduce the Transition Bond Charges through the True-Up Mechanism.

       Upon retirement of all outstanding Transition Bonds and any related Ongoing Transition Bond Costs, any remaining amounts held by the Bond Trustee will be released to the SPE. Petitioner's equity in the SPE may be distributed to Petitioner, and Petitioner will credit an amount equal to any overcollected Transition Bond Charges, less any amount of any unpaid MTC-Tax charges, to its customers against its distribution charges.

       I.   CREDIT ENHANCEMENT

       The Transition Bond documents will incorporate the True-Up Mechanism authorized by Section 15 of the Act as described above and overcollateralization amounts or other means of credit enhancement as required by the rating agencies or taxing authorities.

       The Transition Bond Charge will be set to collect an overcollateralization amount over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the Transition Bonds and the other Ongoing Transition Bond Costs. The overcollateralization amount needed to satisfy the rating agencies will be determined by Petitioner, with input from the rating agencies and tax authorities prior to the time Transition Bonds are priced, and approved by the Designee at the time of pricing of the Transition Bonds. As with other components of the Transition Bond Charge, the overcollateralization component will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism.

       Customers will receive credit from Petitioner against distribution charges equal to the amount of any collateral remaining after satisfaction of the Total Payment Requirements less any amount of any unpaid MTC-Tax charges. As a result, overcollateralization will not reduce customer benefits from the Transition Bond Transaction.

       J.   FORMATION OF SPE

       The SPE will be formed by the Petitioner prior to the issuance of the Transition Bonds as a wholly-owned, non-utility subsidiary of the Petitioner and is expected to be a limited liability company.

       The fundamental organizational documents of the SPE will impose significant limitations upon the activities of the SPE and the ability of Petitioner to take actions as the holder of the equity interest therein. For example, the SPE will be formed for the limited purpose of acquiring the Bondable Transition Property and Other SPE Collateral and issuing and selling the Transition Bonds. It will not be permitted to engage in any other activities, and will have no assets other than the Bondable Transition Property and Other SPE Collateral.

       K.   BONDABLE TRANSITION PROPERTY

       Petitioner's bondable transition property (the "Bondable Transition Property") will consist of (a) the irrevocable right to charge, collect and receive, and be paid from collections of Transition Bond Charges the amount necessary to provide for the full recovery of Total Payment Requirements,
(b) all rights of Petitioner under the Financing Order, including without limitation all rights to obtain periodic adjustments of the Transition Bond Charges pursuant to the True-Up Mechanism and (c) all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the Transition Bond Charges. Pursuant to Sections 16 and 22 of the Act, upon receipt of payment for the Bondable Transition Property by the Petitioner from the SPE, the Bondable Transition Property will constitute a vested presently existing property right which will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right may depend upon consumers using electricity or Servicer performing services; and the validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by Petitioner of revenues recovered from amounts charged, collected and received on account of the Bondable Transition Property with other funds of Petitioner.

       L.   SALE OF BONDABLE TRANSITION PROPERTY TO SPE

       The Board is requested to approve the sale by Petitioner of the Bondable Transition Property to one or more SPEs in one or more transactions which, under Section 23 of the Act, will be a legal true sale and absolute transfer to each SPE, notwithstanding any other characterization for tax, accounting or other purposes. The SPE will have all of the rights originally held by Petitioner with respect to the Bondable Transition Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the Bondable Transition Property, which includes the right to direct Petitioner or any successor electric public utility to shut-off electric power to the extent permitted in accordance with law and any applicable regulations.

       The agreement in connection with the sale and transfer of the Bondable Transition Property to an SPE may include representations and warranties with respect to, among other things, the validity of the Financing Order, the Bondable Transition Property and the title thereto, and provide specific covenants, indemnities and repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

       M.   ISSUANCE OF TRANSITION BONDS

       The Board is requested to approve the issuance of Transition Bonds by the SPE. The Transition Bonds will, by their terms, be recourse only to the SPE's credit and assets, and will be secured by a pledge of all of the right, title and interest of each SPE in its Bondable Transition Property and Other SPE Collateral. Transition Bonds may be issued in series and classes with different terms.

       N.   NONBYPASSABLE TRANSITION BOND CHARGE

       Under Section 18 of the Act, the Transition Bond Charge is nonbypassable and will be assessed against and collected from all customers of the Petitioner or any successor electric public utility, except as provided in Section 28 of the Act, within the Petitioner's service area at the date of this Petition until the Total Payment Requirements are discharged in full. The Transition Bond Charge shall apply equally to each customer, regardless of class, based on the amount of electricity delivered to the customer through the transmission and distribution system of Petitioner or any successor electric public utility that may take over all or a portion of the Petitioner's service area at the date of this Petition, including electricity sold to customers by any third party supplier, as described below.

       O.   THIRD PARTY SUPPLIERS

       Billing, collection and remittance of Transition Bond Charges by a third party supplier ("TPS") may increase the risk of shortfalls in Transition Bond Charge or MTC-Tax collections by exposing the cashflow to potential interruption due to the default, bankruptcy or insolvency of the TPS. This risk of interruption will increase risks to investors, potentially increasing the required credit enhancement or reducing the credit rating and increasing the rate of interest on Transition Bonds that would be required by investors. Such TPS billing may increase the Transition Bond Charge or MTC-Tax component resulting from interruption or delay in payment.

       In order to mitigate against these risks, satisfy rating agency concerns and reduce the cost to ratepayers, Petitioner requests that any TPS should be required to comply with the billing, collection and remittance procedures and information access requirements set forth below. These procedures and requirements are comparable to those in effect in other states in which stranded cost securitizations have been effected. These requirements are largely derived from rating agencies' criteria. Attached as Exhibit D are published reports from Moody's Investors Service and Fitch IBCA, which describe Moody's and Fitch's review of the TPS criteria.

       Petitioner requests that the Board will only authorize a TPS to bill and collect the Transition Bond Charge and associated MTC-Tax with respect to power sold by it for remittance to the Servicer if (i) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by Petitioner, together with Transition Bond Charges and MTC-Tax, regardless of whether payments are received from such customers, within 15 days of Petitioner's (or any successor Servicer's) bill for such charges;
(ii) such TPS provides the Servicer with total monthly kWh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance; and (iii) the Servicer is entitled, within seven days after a default by the TPS in remitting any charges payable to Petitioner, including Transition Bond Charges and MTC-Tax billed, to assume responsibility for billing all charges for services provided by Petitioner or any Servicer, including the Transition Bond Charges and MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a "BBB" (or the equivalent) long term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS should be required to maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Petitioner, including the Transition Bond Charges and MTC-Tax, as agreed upon by Petitioner (or any successor Servicer) and the TPS. In the event of a default in the remittance of any such charges by a TPS, any shortfall in Transition Bond Charge or MTC-Tax collections by a TPS would be included in the periodic adjustment of the Transition Bond Charge and MTC-Tax as described in Exhibit A.

       P.   SERVICING

       Pursuant to Section 22 of the Act, Petitioner will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE. Pursuant to the servicing agreement with the SPE, Petitioner will act as Servicer of the Bondable Transition Property. Petitioner will be responsible for customer kWh billing and usage information, and for billing, collecting and remitting the Transition Bond Charges. Petitioner's proposed procedures for remittance of Transition Bond Charges are described in Exhibit C hereto.

       Petitioner, as Servicer, will contract with each SPE to collect amounts in respect of the Transition Bond Charges for the benefit and account of such SPE, and to account for and remit these amounts to or for the account of such SPE. The servicing agreement will provide that Petitioner, as initial Servicer, may not voluntarily resign its duties as Servicer without obtaining the prior approval of the Board or if such resignation will result in the reduction or withdrawal of the credit ratings of Transition Bonds. In the event that the Petitioner defaulted in its servicing functions, as set forth in the servicing agreement, or were required to discontinue its billing and collecting functions, a successor Servicer acceptable to the Bond Trustee and the rating agencies would replace the Petitioner, as Servicer, and assume such billing and collecting functions. Credit and data-processing quality and expertise in performing servicing functions are important considerations when appointing a successor Servicer.

       If the Petitioner no longer performs servicing functions, the Servicing Fee will be paid directly to the successor Servicer and Petitioner's future rates will not be adjusted to reflect the amount of the Servicing Fee.

       The servicing agreement may include Petitioner's representations, warranties, agreements, covenants and indemnities for the benefit of the holders of Transition Bonds.

       An annual Servicing Fee equalling .05% (five basis points) of the initial principal balance of the Transition Bonds, which may be payable in semiannual or more frequent installments, will be a part of the servicing agreement and will be recovered through Transition Bond Charges. The Servicing Fee represents a reasonable good faith estimate of Petitioner's incremental cost to service Transition Bonds, including billing, monitoring, collecting, receiving, accounting for and remitting Transition Bond Charges, systems modifications to bill, monitor, collect and remit Transition Bond Charges, reporting requirements imposed by the servicing agreement, procedures required to coordinate with each TPS, required audits related to Petitioner's role as Servicer and legal and accounting fees related to the servicing obligation, together with a reasonable return. The size of the Servicing Fee has been calculated in a manner to protect the "bankruptcy remote" nature of the transaction. The Servicing Fee paid to Petitioner, as Servicer, will be lower than the Servicing Fee paid to a successor Servicer which does not bill the Transition Bond Charge concurrently with charges for other services to reflect the higher costs incurred by such successor. The rating agencies would expect an annual Servicing Fee as high as 1.25% of the original Transition Bond principal amount to be authorized in the Financing Order for a successor Servicer which does not bill and collect charges other than the Transition Bond Charge. This higher Servicing Fee would assure that a successor Servicer could be found.

       Q.   TAX COMPONENT RECOVERIES - ACCOUNTING AND RELATED ISSUES

       Pursuant to the Recovery Order, Petitioner has been directed to recover the Tax Component of the recoverable stranded costs through the ongoing collection of the MTC-Tax, until full payment of principal and interest of the Transition Bonds. Pursuant to the Recovery Order, the MTC-Tax will be subject to mandatory periodic adjustment (at the same time and in the same manner as the Transition Bond Charges) to reconcile the MTC-Tax collections with the income tax required to be paid on the taxable revenue from the Transition Bond Charge and the MTC-Tax. The Petitioner will maintain separate accounting for the MTC-Tax collections and the Bondable Transition Property. As provided in Section 23(a)(4) of the Act, Petitioner's retention of the MTC-Tax will in no way affect or impair the legal true sale and absolute transfer of the Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

5.     RATEPAYER BENEFITS AND RELATED FINDINGS

       In connection with its issuance of the Recovery Order the Board has found that (i) the Petitioner has taken all reasonable measures, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its recoverable stranded costs, (ii) the Petitioner will not be able to achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of Sections 4 and 13 of the Act absent the issuance of Transition Bonds and the recovery of the MTC-Tax for the term of the Transition Bonds, and (iii) the issuance of the Transition Bonds will provide tangible and quantifiable benefits to ratepayers, including greater rate reductions than would have been achieved absent the issuance of the Transition Bonds and net present value savings over the term of the Transition Bonds.

       In the Issuance Advice Letter, the Petitioner will file with the Board its estimate of the expected net present value savings and rate reductions resulting from issuance of the Transition Bonds. Based upon its most recent rate case, Petitioner has a pre-tax rate of return of 14.23%, which is equivalent to an after-tax rate of return of 8.42%. Based upon the structure, methodology and assumptions in Exhibit B and assuming that the Periodic Payment Requirements are as shown in Attachment A1 to Exhibit A, Petitioner estimates that the Transition Bond Transaction will result in net present value savings over the term of the Transition Bonds, and greater rate reductions than would be required to recover the recoverable stranded costs if the Transition Bonds were not issued. Specifically, such savings and reductions will be assured if the weighted average coupon rate on the Transition Bonds does not exceed 10% per annum. The actual net present value savings and rate reductions resulting from the Transition Bond Transaction will depend upon the actual amount of Transition Bonds issued, market conditions at the time of Transition Bond pricing, and the actual amount of bondable stranded costs. Pricing, structure, terms and conditions of the Transition Bonds are to be approved by the Designee pursuant to the Financing Order.

6.     USE OF PROCEEDS

       The proceeds, net of underwriting discount, from the sale of Transition Bonds will be remitted to Petitioner in consideration of Petitioner's sale of its Bondable Transition Property. In accordance with
Section 14 of the Act, Petitioner will use such proceeds, after paying of Upfront Transaction Costs, to reduce its Bondable Stranded Costs through the retirement of its debt or equity, or both (including transactions completed prior to the date hereof).

7.     RELATED ISSUES

       There are several related issues that have a potentially significant impact on the Transition Bond Transaction as described below.

       A.   TAX CONSIDERATIONS

       The benefits of the Transition Bond Transaction depend in large part on recognizing taxable income in respect of Bondable Stranded Costs as Transition Bond Charges are paid by customers, rather than such income being accelerated into current income upon issuance of the Transition Bonds.

       As a result, Petitioner will submit a ruling request to the Internal Revenue Service ("IRS") seeking confirmation that (a) the issuance of the Financing Order by the Board will not result in gross income to Petitioner;
(b) the issuance of the Transition Bonds will not result in gross income to Petitioner; and (c) the Transition Bonds will be treated as obligations of Petitioner for federal income tax purposes. A favorable ruling is expected.

       Should the IRS not provide a ruling, or rule adversely, Petitioner would have to reassess the Transition Bond Transaction and, if possible, modify it to eliminate the risk of current taxation.

       B.   ACCOUNTING AND FINANCIAL REPORTING

       The amount financed is expected to be recorded in accordance with generally accepted accounting principles ("GAAP") as long term debt on the balance sheet of the SPE for financial reporting purposes. Because such SPE will be a wholly owned subsidiary of Petitioner, it is required that such SPE be consolidated with Petitioner for financial reporting purposes under GAAP. Therefore, the SPE's debt will appear on the consolidated balance sheet of Petitioner in its financial statements filed with the Securities and Exchange Commission.

       For purposes of financial reporting to the Board, Petitioner will exclude the SPE's debt from its capital structure and exclude interest on the Transition Bonds and other Ongoing Transition Bond Costs from its regulated cost of service..

       The Transition Bond Transaction is not expected to impact Petitioner's credit ratings, as it is expected that the rating agencies will determine that Transition Bonds, which are not supported by Petitioner's general revenue stream and not collateralized by its assets, do not adversely affect Petitioner's creditworthiness. Therefore, it is anticipated that the rating agencies will exclude the Transition Bonds as debt for purposes of calculating financial ratios.

       C.   RATING AGENCY CONSIDERATIONS

       (i)  Bankruptcy-Related Opinions

       The rating agencies will expect acceptable opinions of bankruptcy counsel at the time Transition Bonds are issued for assurance that the Bondable Transition Property will be bankruptcy-remote from Petitioner. To obtain such opinions, the transfer of the Bondable Transition Property from Petitioner to the SPE must constitute a legal "true sale" such that if Petitioner were to become the subject of a bankruptcy or insolvency case, the Bondable Transition Property would not be part of its bankruptcy estate and therefore would not be subject to the claims of its creditors.

       Another element of the bankruptcy analysis focuses on the separate legal status of Petitioner and the SPE. Although Petitioner will wholly own the SPE, the Transition Bond Transaction will be structured so that, in the event of a bankruptcy of Petitioner, the SPE's separate legal existence would be respected and the assets and liabilities of the SPE would remain separate from the estate of Petitioner. The structural elements supporting such separate existence include requirements that the SPE be adequately capitalized, that Petitioner be adequately compensated on an arms-length basis for the servicing functions it performs in billing, collecting and remitting the Transition Bond Charges and that Petitioner and the SPE take steps to ensure that creditors are not misled as to their separate existence. These structural protections are very important because, without such protections, a bankruptcy court might invoke the doctrine of "substantive consolidation" and disregard the SPE's separate existence.

       (ii) Credit Enhancement

       Credit enhancements are mechanisms that provide investors with added assurance that they will timely recover their principal and interest as scheduled. Examples of credit enhancement provided by the seller of transition property or from proceeds of transition bonds include the capitalization of the SPE, true-up mechanisms, overcollateralization amounts and liquidity reserves. Examples of credit enhancement provided by third parties include bond insurance and letters of credit. The Transition Bond Transaction will incorporate the True-Up Mechanism authorized by
Section 15 of the Act as described above and overcollateralization amounts or other means of credit enhancement as required by the rating agencies or taxing authorities.

       The purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of Transition Bonds by providing an additional amount to cover shortfalls in Transition Bond Charge collections. As a result, the Transition Bond Charge will be set to collect an overcollateralization amount over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the Transition Bonds, together with the other Periodic Payment Requirements. The overcollateralization amount needed to satisfy the rating agencies will be determined by Petitioner with input from the rating agencies and tax authorities prior to the time Transition Bonds are priced and will be submitted to the Designee for approval at the time of pricing of the Transition Bonds. As with other components of the Transition Bond Charge, the overcollateralization component, any deficiencies on past due payments and any excess in Transition Bond Charge collections accumulated under the Indenture will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism.

       Customers will receive credit equal to the amount of any Bondable Transition Property overcollateralization remaining upon discharge of the Total Payment Requirements. As a result, overcollateralization will not reduce customer benefits from the Transition Bond Transaction.

       D.   ALLOCATION OF COLLECTION SHORTFALLS

       In order to preserve the bankruptcy-remote status of the Bondable Transition Property and Other SPE Collateral once it is transferred to the SPE, Petitioner cannot have any claim on the Bondable Transition Property. In its capacity as Servicer, Petitioner will bill Transition Bond Charges along with other charges for services rendered to customers obligated to pay such charges. If Petitioner collects less than the full amount that is billed to such customers, it is not permitted to favor itself over the SPE, as owner of Bondable Transition Property. As described earlier, upon the issuance of Transition Bonds, amounts collected from a customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the Transition Bond Charges, to the MTC-Tax and to the Petitioner's other charges, pro rata, based on the proportions that the Transition Bond Charges, the MTC-Tax and the Petitioner's other charges bear as the total charges collected. Partial payments of Transition Bond Charges will be allocated to the owners of Bondable Transition Property, pro rata, based on the proportions that the Transition Bond Charge servicing the Bondable Transition Property and any Transition Bond Charges established pursuant to other subsequent financing orders bear to the total Transition Bond Charges collected.

       E.   SPE ADMINISTRATION AND OTHER TRANSACTIONS WITH THE SPE

       The SPE will enter into an administration agreement with Petitioner pursuant to which Petitioner will perform ministerial services and provide facilities for the SPE to ensure that it is able to perform such day-to-day operations as are necessary to maintain its existence and perform its obligations under the Transition Bond Transaction documents. The Petitioner will be paid an administration fee in an amount commensurate with its costs, which will be included in the Periodic Payment Requirements.

8. Correspondence or communications with respect to this petition may be addressed to:

       James T. Foran, Esq., General Corporate Counsel
       Public Service Electric and Gas Company
       80 Park Plaza, T5B
       P.O. Box 570
       Newark, New Jersey 07101

       Petitioner therefore prays that your Honorable Board approve the Petitioner's proposal by issuing an irrevocable bondable stranded costs rate order to authorize (1) the imposition of a nonbypassable transition bond charge and the collection of such charge, and (2) the sale of the right to receive such charge to an approved financing entity, and (3) the issuance of transition bonds by a financing entity to recover Petitioner's bondable stranded costs and to apply the proceeds of such bonds to retire Petitioner's outstanding debt, equity or both, and (4) the formula for the calculation and adjustment of the transition bond charge and the market transition charge-tax related thereto.


                                   Public Service Electric and Gas Company


                                   By ____________________________________
                                               (James T. Foran)
                                           General Corporate Counsel
                                                80 Park Plaza
                                           Newark, New Jersey 07101


Dated:  June 8, 1999
        Newark, New Jersey




STATE OF NEW JERSEY       )
                          )   SS : ###-##-####
COUNTY OF ESSEX           )

       MORTON A. PLAWNER, of full age, being duly sworn, upon his oath deposes and says:

       I am a Vice President and Treasurer of Public Service Electric and Gas Company, the Petitioner named in the foregoing Petition.

       The facts stated in said Petition and the Exhibits attached thereto are true to the best of my knowledge and belief.



                                             By ___________________________
                                                    (Morton A. Plawner)


Subscribed and sworn to before me
this 8th day of June, 1999.


_________________________________







                                                               EXHIBIT A


           TBC AND MTC-TAX FORMULA, WHICH IS ALSO TRUE-UP FORMULA







                                                 ATTACHMENT A-1 TO EXHIBIT A


            TRANSITION BOND CHARGE PERIODIC PAYMENT REQUIREMENTS
                                 (ASSUMED)







                                                 ATTACHMENT A-2 TO EXHIBIT A


                     PROJECTED INITIAL TBC AND MTC-TAX







                                                 ATTACHMENT A-3 TO EXHIBIT A


                    TBC AND MTC-TAX FORMULA CALCULATION







                                                                  EXHIBIT B

                           PV SAVINGS METHODOLOGY







                                                                   EXHIBIT C


                           REMITTANCE METHODOLOGY







                                                                   EXHIBIT D


        TPS CRITERIA FROM MOODY'S INVESTORS SERVICES AND FITCH IBCA